Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Tara Smith

VP & Director of Marketing

(570) 504.2231

Tara.Smith@fddbank.com

Charles Hangen Joins Fidelity Bank as Senior Vice President and Chief Risk Officer

Dunmore, PA – November 3, 2025 – Daniel J. Santaniello, President and CEO of Fidelity Bank, is pleased to announce that Charles Hangen has joined Fidelity Bank as SVP, Chief Risk Officer.

Hangen will be responsible for safeguarding the Bank’s strategic integrity, this role leads to the identification and mitigation of critical competitive, regulatory, and technological risks. He will be focused on advancing the enterprise risk management framework and ensuring robust policies and procedures that adapt to an evolving financial landscape.

In making this announcement, Santaniello stated, “Charles brings a wealth of expertise in risk management and strategic leadership. His deep understanding of regulatory frameworks and proven ability to mitigate complex risks will be instrumental as we strengthen our foundation and continue delivering secure, innovative financial solutions to our clients.”

Currently residing in Nazareth, PA, Hangen is a graduate of Northampton Area High School and graduated from Bloomsburg University in 1994. He has completed the American Bankers Association Stonier Graduate School of Banking, the Wharton Leadership Program, Central Bankers School of Commercial Lending, and has also been recognized as a Northampton Area Konkrete Kids Education Foundation 2019 Distinguished Alumni Inductee.

Reflecting on his new role, Hagen shared, “I am excited for a new challenge with a financial institution dedicated to the communities they serve.”

Outside of the bank, he is involved in his community as Bethlehem Steel Travel Softball assistant coach and a Blue Eagles Basketball assistant coach.

About Fidelity Bank

Fidelity Bank has built a strong history as a trusted financial advisor and continues its mission of exceeding client expectations through a unique banking experience. It operates 21 full-service offices throughout Lackawanna, Luzerne, Lehigh, and Northampton Counties, along with a limited production commercial office in Luzerne County and a Fidelity Bank Wealth Management Office in Schuylkill County. Fidelity Bank provides a digital banking experience online at www.bankatfidelity.com, through the Fidelity Mobile Banking app, and in the Client Care Center at 1-800-388-4380. Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 5,960 hours of volunteer time and over $1.5 million in donations to non-profit organizations directly within the markets served throughout 2024. Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.